Exhibit 2.2

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT is entered into as of August 14, 2008 (this "Agreement"), by and among Home Federal Bancorp, Inc. of Louisiana, a federally chartered mid-tier holding company ("Bancorp"), Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation (“New Holding Company”), Home Federal Mutual Holding Company, a federally chartered mutual holding company (the "MHC"), Home Federal Savings and Loan Association, a federally chartered stock savings association (the "Association", and collectively with Bancorp, New Holding Company, the MHC and the Association, the “Home Parties”) and First Louisiana Bancshares, Inc. (“First Louisiana”).

RECITALS

WHEREAS, the Home Parties and First Louisiana are parties to that certain Agreement and Plan of Merger dated as of December 11, 2007, as amended July 25, 2008 (the "Merger Agreement") (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement); and

WHEREAS, the respective boards of directors of the Home Parties and the board of directors of First Louisiana have determined it is in the best interests of their respective companies and stockholders to terminate the Merger Agreement as provided herein effective immediately upon execution of this Agreement.

AGREEMENT

                NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Termination of Merger Agreement.

                (a)           The Home Parties and First Louisiana hereby terminate the Merger Agreement pursuant to Section 7.1(a) of the Merger Agreement, effective immediately upon the execution of this Agreement.

(b)           The Home Parties agree to terminate all affiliate letter executed by a First Louisiana director in connection with the Merger Agreement.

2.           Effect of Termination; Mutual Discharge and Release.

Each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a "Releasing Party"), hereby fully, finally and forever releases each other party hereto and each of their respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has or has had arising out of, relating to, or in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement (including any fee set forth in Section 8.1 of the Merger Agreement), provided that nothing in this Section 2 shall impair the survival and full force of the terms of Section 5.4(b) of the Merger Agreement which deal with confidentiality.

3.           Survival of Confidentiality Provisions.

(a)           Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 5.4(b) of the Merger Agreement shall survive and remain in full force and effect in accordance with its terms.

(b)           Each of the Home Parties and First Louisiana shall promptly deliver to the other all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) ("Proprietary Information") of the other party, and, at the other party's sole election, return or destroy (provided that any such destruction shall be certified by a duly authorized representative of the party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the party's possession or in the possession of any of its representatives. Notwithstanding the return or destruction of any Proprietary Information, or documents or material containing or reflecting any Proprietary Information, the parties will continue to be bound by their obligations of confidentiality and other obligations hereunder for a period of five years after the date of this Agreement.

4.           Representations and Warranties.

Each of the Home Parties and First Louisiana hereby represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

5.           Public Announcement.

The Home Parties will issue a mutually agreed upon press release upon the signing of this Agreement with respect to the termination of the Merger Agreement.

6.           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without giving effect to the conflict of law provisions thereof (except to the extent that mandatory provisions of federal law are applicable). This Agreement shall be binding upon any successor to the Home Parties or First Louisiana.

7.           Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. It is accordingly agreed that in any proceeding seeking specific performance each of the parties will waive the defense of adequacy of a remedy at law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be executed by their duly authorized representatives as of date first written above.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

By:	/s/ Daniel R. Herndon
	Name:	Daniel R. Herndon
	Title:	President and Chief Executive Officer

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Daniel R. Herndon
	Name:	Daniel R. Herndon
	Title:	President and Chief Executive Officer

HOME FEDERAL MUTUAL HOLDING COMPANY OF LOUISIANA

By:	/s/ Daniel R. Herndon
	Name:	Daniel R. Herndon
	Title:	President and Chief Executive Officer

HOME FEDERAL BANCORP, INC. OF LOUISIANA (FEDERAL)

By:	/s/ Daniel R. Herndon
	Name:	Daniel R. Herndon
	Title:	President and Chief Executive Officer

FIRST LOUISIANA BANCSHARES, INC.

By:	/s/ Ron C. Boudreaux
	Name:	Ron C. Boudreaux
	Title:	President